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Exhibit # 99.1

PPOL, Inc.

Investor Relations Contacts:
Ina McGuinness/Zachary Bryant
zbryant@lhai.com
Lippert/Heilshorn & Associates
(310) 691-7100

FOR IMMEDIATE RELEASE

                        PPOL EXPANDS BOARD OF DIRECTORS;

                    MAJORITY INDEPENDENT BOARD MEMBERS ADDED

ORANGE, CALIF. (JULY 12, 2004) - PPOL, Inc. (OTCBB: PPLC) today announced the addition of Robert Brasch, 66, Naota Hamaguchi, 44, Lowell Hattori, 66, and Yoshikazu Ohashi, 63, to the Board of Directors of PPOL, Inc. These additions bring the total number of directors to seven, with a four-member independent majority. This is an important move that aligns the Company's corporate governance practices into compliance with national stock exchange guidelines and in general conforms the Board to best corporate governance practices.

PPOL'S BOARD OF DIRECTORS
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Mr. Robert Brasch has over 30 years of business and banking experience. He began his career in banking and in 1983 became the founding president and CEO of World Trade Bank. In 1987 Mr. Brasch founded Pacific Partners, Inc. where he continues today as its President to identify and develop new business opportunities for Asian companies in the United States and for American companies in Asia, particularly focusing on strategic alliances between Japanese and American companies. Mr Brasch is a graduate of Columbia University and is fluent in English, German and Japanese.





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Mr. Naota Hamaguchi is Founder, President and CEO of JCI, an international consulting firm with offices in Tokyo, Japan and Dallas Texas, specializing in assisting companies conduct business, primarily in Japan and the U.S., and startups expanding their business on a global business. He has also assisted 15 startups go public in the US and Japan. Prior to forming JCI in July, 1992, he was associated with Price Waterhouse for two years and KPMG Peat Marwick for eight years in Dallas, Texas where he assisted Japanese companies doing business in the US. He serves as Board member on various non-profit organizations dedicated to promoting business and friendship between the US and Japan. Mr. Hamaguchi received his Masters degree from the University of Texas in Management and Administrative Sciences and his BBS from Soka University.

Mr. Lowell Hattori is the Founder and Principle of Hattori & Associates which provides international trade and business consultation to firms seeking diversification into overseas markets. Mr. Hattori is a CPA with in depth knowledge in financial, planning and operational matters gained in his public accounting and private industry experiences. Mr. Hattori led Fortin Industries, Inc. into the U.K, France and Tokyo after which Westinghouse Electric Corporation acquired the company due to its success. Mr. Hattori was also a Director of the Japanese Practice Unit of Price Waterhouse where his main function was business development of Japanese companies in the United States. Mr. Hattori earned an MBA from UCLA and holds a BS degree from Widener University.

Dr. Yoshikazu Ohashi has been with Cognex Corporation, the worlds leading supplier of machine vision systems, or computers that can "see" since 1992. He currently serves as Advisor to Cognex's Japanese subsidiary. Previously, he was Marketing Manager, and was involved in global marketing covering Japan, US, Europe and Asia. Prior to joining Cognex, Dr. Ohashi held various positions as a research scientist and educator at prestigious organizations such as Arco Oil and Gas, University of Pennsylvania, NASA and Carnegie Institution of Washington. He obtained his Ph.D. from Harvard University in Earth and Planetary Sciences. His MS and BS are from Tokyo University.


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"We are pleased with the quality of independent board members that have joined the Company at this important period as we begin execution of our new growth strategy and prepare to launch our first partnered technology in Japan," said Nobuo Takada, chairman and chief executive officer. "Messrs. Brasch, Hamaguchi, Hattori, and Ohashi, bring significant business experience to PPOL and their support will be key to our future growth."

ABOUT PPOL
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PPOL, Inc. is a California-based holding company whose primary asset is AJOL of
Tokyo, Japan. AJOL actively promotes the interactions of the members of organization, Acube, which is sponsored by AJOL through conferences and speaking engagements conducted by AJOL's President and CEO, Yoshihiro Aota. In addition, through their own interactions, Acube members spread the word about MOJICO hardware and drive growth of related services. Many members serve as MOJICO hardware distributors of Acube and MOJICO hardware and develop membership businesses featuring interaction and distribution of related products and services among all members. Through the use of AJOL's MOJICO hardware, members can network and communicate using hand-written Japanese characters, including Kanji whose full meaning cannot be adequately communicated through the present fonts of a computer. Members across Japan use the service to find other subscribers and to establish interpersonal relationships, and access other services such as insurance unique to Acube, mail order purchases, the handling of partner-affiliated services, event planning, as well as products and services offered under AJOL's Kamome brand. In April 2004, PPOL announced its new strategy to grow the Company through the early stage identification of proven and promising low-cost target U.S.- and European-developed technologies that it can be quickly introduced into Japan thereby creating a significant lead over competitors. Via PPOL's network in Japan, software products can be localized and sold with local support provided either by PPOL staff or its marketing partners.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this news release, and PPOL undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required under applicable laws.

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